Exhibit 99.1

ADMINISTAFF PROVIDES UPDATE ON THIRD QUARTER RESULTS,
2008 OUTLOOK, AND SHARE REPURCHASE ACTIVITY

•	Revenues increase 10% to $422 million
•	Gross profit increases 14% to $86 million
•	Diluted earnings per share of $0.46

HOUSTON - Oct. 17, 2008 - Administaff, Inc. (NYSE: ASF), a leading provider of human resources services for small and medium-sized businesses, today announced preliminary results for the third quarter of 2008.

“Given the current market conditions, we believe it is appropriate to provide early commentary on our positive third quarter results,” said Douglas S. Sharp, senior vice president of finance, chief financial officer and treasurer. “Additionally, we would like to provide an update on our share repurchase activity, which we plan to continue to pursue at attractive price levels, while maintaining a comfortable level of working capital.”

The company reported average monthly paid worksite employees of 119,389, a 6.1% increase over the third quarter of 2007. Gross profit per worksite employee per month is expected to increase 7.7% over the 2007 third quarter to $239. Operating expenses are estimated at $68.6 million, near the high end of the company’s previous guidance.

Working capital at September 30, 2008, is estimated at approximately $108.9 million, a 28.1% increase over June 30, 2008. The September quarter included the return of $19.8 million in excess claims funds related to its workers’ compensation program.

During the period July 1, 2008 through October 16, 2008, the company repurchased over 457,000 shares of its common stock at a total cost of $11.2 million. There are currently 1,046,396 shares available for repurchase under the current authorization.

The company reiterated the full year implied earnings per share range that was provided in connection with the August 1, 2008 earnings release. Worksite employees and interest income are expected to be near the low end of the forecasted range, while gross profit and operating expenses are expected at the high end.

“Administaff continues to perform well in spite of uncertainty in the marketplace and the disruption of Hurricane Ike,” said Paul J. Sarvadi, chairman and chief executive officer. “While we do not expect to be unaffected by the recent market turmoil, we are positioned to remain opportunistic with no debt and a strong balance sheet.”

The third quarter results in this release are preliminary and are subject to completion of the quarterly close procedures by the company’s management and auditors.

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Administaff, Inc.

As previously announced, the company will release its final financial results for the third quarter 2008 prior to the opening of the New York Stock Exchange on Monday, November 3, 2008, and will host a conference call 10:00 a.m. ET that day to fully discuss the results, give detailed key metrics guidance for the remainder of 2008, and answer questions from investment analysts. Investors, analysts, media and other interested persons may access the call at 800-573-4842, passcode 27570929. The call will also be webcast live at http://www.administaff.com. To access the webcast, click on the Investor Relations section of the Web site and select “Live Webcast.” A replay of the conference call will be available at 888-286-8010, passcode 52091327, for two weeks after the call. The webcast will be archived for one year. The conference call script and company guidance for the fourth quarter and full year 2008 will be posted to the Investor Relations section of the Web site after the call concludes.

Administaff is the nation’s leading professional employer organization (PEO), serving as a full-service human resources department that provides small and medium-sized businesses with administrative relief, big-company benefits, reduced liabilities and a systematic way to improve productivity. The company operates 49 sales offices in 24 major markets. For additional information, visit Administaff’s Web site at http://www.administaff.com.

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Administaff, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our current expectations, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) increases in health insurance costs and workers’ compensation rates and underlying claims trends, financial solvency of workers’ compensation carriers and other insurers, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of our operations; (iv) the effectiveness of our sales and marketing efforts; (v) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; (vi) our liability for worksite employee payroll and benefits costs; and (vii) an adverse final judgment or settlement of claims against Administaff. These factors are discussed in further detail in Administaff’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

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